Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record 2004 Financial Results; Increases Quarterly Cash Distribution by 15.4% to $0.75 Per Unit; and Provides Guidance

Tulsa, Oklahoma, January 27, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record annual financial results for the year ended December 31, 2004. The Partnership’s net income rose 60% to a record $76.6 million compared to 2003 net income of $47.9 million. Net income per basic limited partnership unit in 2004 increased to $4.09, as compared to $2.71 per unit in 2003.

The Partnership also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.75 per unit for the fourth quarter of 2004 (an annualized rate of $3.00 per unit), payable on February 14, 2005 to all unitholders of record as of February 7, 2005. This distribution represents an increase of 15.4% over the 2004 third quarter cash distribution of $0.65 per unit (an annualized rate of $2.60 per unit).

“Our 2004 results represent Alliance’s fourth consecutive year of record financial and operational performance,” said Joseph W. Craft III, President and Chief Executive Officer. “Throughout the year, our employees consistently demonstrated their ability to successfully respond to opportunities and overcome challenges. Through their efforts, Alliance once again delivered exceptional results in 2004, posting records for revenues, net income, tons sold, and production tons. Our unitholders continued to share in our success last year, as distributions increased by more than 33% and our unit price rose by 115% since the end of 2003.”

For the quarter ended December 31, 2004, the Partnership reported net income of $10.2 million or $0.51 per basic limited partnership unit, as compared to $15.4 million, or $0.85 per unit for the same period of the prior year. The Partnership’s financial results for the 2004 fourth quarter were generally consistent with prior guidance when adjusted for higher than expected incentive compensation expense, lower than anticipated coal shipments and the impact of the Excel No. 3 mine fire, as discussed below. (See ARLP Press Releases, dated, December 27, 2004, January 7, 2005 and January 14, 2005.)

The Partnership continued to benefit from strong coal markets during the 2004 fourth quarter, as revenues rose to a record $174.7 million, an increase of 22.5% over 2003 fourth quarter revenues of $142.6 million. Average coal sales prices in the 2004 fourth quarter increased approximately 12% compared to the same period of 2003. Financial results for the 2004 fourth quarter were also positively impacted by increased production and coal sales volumes as tons of coal sold rose 6.4% to a record 5.4 million tons compared to 5.1 million tons for the same period of 2003.

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Operating expenses for the 2004 fourth quarter were increased by an accrual of $4.1 million reflecting the Partnership’s preliminary estimate of the minimum non-reimbursable costs attributable to the mine fire at the Excel No. 3 mine. Given the early stage of the efforts to recover and rehabilitate the mine, the Partnership is unable currently to reasonably estimate the full extent of losses and expenses attributable to the Excel No. 3 mine fire. Consequently, until such mine recovery and rehabilitation efforts are completed, it is premature to quantify the total impact of the Excel No. 3 mine fire on the financial results of the Partnership. The Partnership maintains commercial property (including business interruption) insurance policies, which provide for self-retention, various deductibles and 10% co-insurance, but it cannot give any assurances as to the eventual timing or amount of any recovery of proceeds under these policies.

The Partnership’s recovery and rehabilitation of the Excel No. 3 mine is progressing more rapidly than previously anticipated. Consequently, the Partnership is currently estimating a resumption of limited production operations at Excel No. 3 within three to five weeks and a gradual return to full production by the end of the first quarter of this year.

Excluding fire-related expenses, operating expenses increased during the 2004 fourth quarter to $116.3 million, as compared to $92.7 million for the same period last year. The Partnership experienced higher operating expenses due to increased coal sales volumes, sales related expenses, maintenance expense, and materials and supply costs (particularly steel, power and fuel.)

General and administrative expenses increased to $11.1 million for the fourth quarter of 2004, as compared to $9.5 million for the same period last year. The majority of this expense increase was attributable to increased incentive compensation expense and related primarily to the increased market value of the Partnership’s common units, which closed at $74.00 per unit on December 31, 2004.

For the year ended December 31, 2004, the Partnership reported record revenues of $653.3 million, an increase of more than 20% over 2003 revenues of $542.7 million. The Partnership sold a record 20.8 million tons of coal during 2004, an increase of 7% over the 19.5 million tons sold during the prior year. Revenues for 2004 also benefited from higher coal sales prices.

As a result of higher coal sales volumes and increased costs as discussed above, operating expenses for the full year 2004 increased to $436.5 million compared to $368.8 million for 2003. General and administrative expenses increased to $45.4 million in 2004, as compared to $28.3 million in 2003, primarily due to higher incentive compensation expense of $16.0 million. These increased costs were more than offset by higher coal sales prices during the year, which increased by $3.02 per ton sold as compared to 2003.

“In 2004, Alliance continued to execute on our strategies of optimizing existing assets and developing future growth opportunities,” said Mr. Craft. “Expansion of production capacity at our Gibson County, Dotiki and Pattiki mines; resumption of operations at our Newcoal surface mine; and the addition of two third-party mining operations at our Mettiki operation allowed us to respond to robust demand for coal in the markets we serve. As a result of these investments and continuous efforts to improve efficiencies at all of our operations, we have increased our net income at a compounded annual growth rate of 49% over the last four years. Looking ahead, the fundamentals of our industry are strong and the outlook for coal, particularly high-sulfur coal, is positive. The Elk Creek and Tunnel Ridge reserve acquisitions we announced last quarter are representative of our commitment to pursue strategic growth opportunities that will position Alliance to deliver on our goal of sustaining growth in earnings and cash flow.”

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The Partnership’s capital expenditures for 2004 totaled $54.7 million, including maintenance capital expenditures of approximately $31.6 million. The remaining capital expenditures related primarily to the expansion and efficiency projects discussed above. For the full year 2005, the Partnership is estimating capital expenditures of approximately $79.9 million, including maintenance capital expenditures of approximately $50.0 million. The increase in estimated 2005 maintenance capital expenditures, as compared to 2004, is attributable primarily to the impact of recent equipment additions, timing of maintenance schedules and higher material costs. The Board has approved the opening of the Elk Creek mine, which is expected to commence initial production in 2006. (See ARLP Press Release, dated, October 21, 2004.) The Partnership is currently estimating total capital expenditures of approximately $65 million to develop Elk Creek, of which approximately $13.5 million is anticipated to be incurred this year. In January 2005, the Partnership added a fourth continuous mining unit at its Warrior complex to meet market demand requirements for this year. The Partnership intends to operate the fourth unit at Warrior through the end of 2005 and, in January 2006, transition a continuous mining unit to the Elk Creek mine development. Following this transition, the Warrior mine will continue to operate with three production units.

In early 2005, the Partnership will also complete the previously announced equipment additions at its Pattiki mine. (See ARLP Press Releases, dated, April 23, 2004, July 22, 2004 and October 22, 2004.) In addition, the Partnership intends to invest approximately $6.3 million in the second half of 2005 and $4.4 million in 2006 to access the Van Lear seam reserve in east Kentucky. Currently, the Partnership expects production from the Pond Creek seam mined at its Pontiki operation to cease at the end of 2006. Following depletion of the Pond Creek seam, the Pontiki mine will transition operations into the Van Lear seam. The balance of estimated 2005 capital expenditures relate primarily to infrastructure improvements and new efficiency projects at the Warrior, Gibson County, and Mt. Vernon transfer terminal operations. The Partnership expects depreciation expense to increase by approximately $16.4 million in 2005 as compared to 2004.

The Partnership is estimating 2005 coal production of 21.7 million tons which is substantially committed under existing coal sales agreements. As a result of these commitments, the Partnership is anticipating higher per ton sales prices in 2005. Cost pressures on materials, supplies and labor are expected to continue in 2005. Based on its current projections, which exclude the impact of any additional expenses, losses, or insurance recoveries attributable to the Excel No. 3 mine fire, the Partnership is expecting net income in the range of $100.0 to $110.0 million for the year ending December 31, 2005.

For 2006, the Partnership is currently estimating coal production of approximately 22.5 million tons.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

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Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse changes in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulations, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Tons sold	5,406	5,081	20,823	19,467
Tons produced	5,194	4,876	20,377	19,238

SALES AND OPERATING REVENUES:
Coal sales	$159,185	$133,426	$599,399	$501,596
Transportation revenues	9,455	4,936	29,817	19,553
Other sales and operating revenues	6,018	4,190	24,073	21,598

Total revenues	174,658	142,552	653,289	542,747

EXPENSES:
Operating expenses	120,367	92,686	436,471	368,835
Transportation expenses	9,455	4,936	29,817	19,553
Outside purchases	5,639	3,275	9,913	8,508
General and administrative	11,108	9,471	45,400	28,270
Depreciation, depletion and amortization	13,858	13,146	53,664	52,495
Interest expense	3,612	3,936	14,963	15,981
Net gain from insurance settlement	—	—	(15,217)	—

Total operating expenses	164,039	127,450	575,011	493,642

INCOME FROM OPERATIONS	10,619	15,102	78,278	49,105
OTHER INCOME	223	580	984	1,374

INCOME BEFORE INCOME TAXES	10,842	15,682	79,262	50,479
INCOME TAX EXPENSE	628	239	2,641	2,577

NET INCOME	$10,214	$15,443	$76,621	$47,902

GENERAL PARTNERS’ INTEREST IN NET INCOME	$1,089	$309	$3,324	$306

LIMITED PARTNERS’ INTEREST IN NET INCOME	$9,125	$15,134	$73,297	$47,596

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.51	$0.85	$4.09	$2.71

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.49	$0.82	$3.98	$2.62

DISTRIBUTIONS PAID PER COMMON AND SUBORDINATED UNITS	$0.65	$0.525	$2.4875	$2.10

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	18,051,606	17,903,793	17,940,948	17,580,734

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	18,437,164	18,486,098	18,437,168	18,162,839

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

	December 31,
	2004	2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$31,177	$10,156
Trade receivables, net	56,967	36,374
Other receivables	1,637	1,931
Marketable securities	49,397	23,615
Inventories	13,839	14,527
Advance royalties	3,117	1,108
Prepaid expenses and other assets	4,345	3,432

Total current assets	160,479	91,143

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	526,468	474,357
Less accumulated depreciation, depletion and amortization	(292,900)	(251,567)

Total property, plant and equipment	233,568	222,790

OTHER ASSETS:
Advance royalties	11,737	12,439
Coal supply agreements, net	2,723	5,445
Other long-term assets	4,277	4,637

Total other assets	18,737	22,521

TOTAL ASSETS	412,784	$336,454

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$30,961	$22,651
Due to affiliates	10,338	13,546
Accrued taxes other than income taxes	10,742	10,375
Accrued payroll and related expenses	11,730	11,095
Accrued interest	5,402	5,402
Workers’ compensation and pneumoconiosis benefits	7,081	5,905
Other current liabilities	12,051	5,739
Current maturities, long-term debt	18,000	—

Total current liabilities	106,305	74,713
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	162,000	180,000
Accrued pneumoconiosis benefits	19,833	17,131
Workers’ compensation	25,994	23,321
Reclamation and mine closing	32,838	21,717
Due to affiliates	7,457	3,735
Other liabilities	3,170	3,280

Total long-term liabilities	251,292	249,184

Total liabilities	357,597	323,897

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL (DEFICIT):
Common Unitholders 18,130,440 and 14,692,527 units outstanding, respectively	363,658	263,071
Subordinated Unitholder 0 and 3,211,266 units outstanding, respectively	—	58,411
General Partners	(303,295)	(305,034)
Unrealized loss on marketable securities	(54)	(102)
Minimum pension liability	(5,122)	(3,789)

Total Partners’ capital	55,187	12,557

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$412,784	$336,454

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2004	2003
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$145,055	$110,312

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(54,713)	(43,004)
Purchase of Warrior Coal	—	(12,661)
Proceeds from sale of property, plant and equipment	687	913
Purchase of marketable securities	(49,271)	(23,091)
Proceeds from marketable securities	23,537	—
Proceeds from assumption of liability	2,112	—

Net cash used in investing activities	(77,648)	(77,843)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common unit offering to public	—	53,927
Cash contribution by General Partners	3	9
Payments on Warrior Coal revolving credit agreement balance	—	(17,000)
Borrowings under revolving credit facility and working capital facilities	—	31,600
Payments under revolving credit facility and working capital facilities	—	(31,600)
Payments on long-term debt	—	(31,250)
Distributions to Partners	(46,389)	(37,027)

Net cash used in financing activities	(46,386)	(31,341)

NET CHANGE IN CASH AND CASH EQUIVALENTS	21,021	1,128

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,156	9,028

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,177	$10,156

CASH PAID FOR:
Interest	$15,229	$15,960

Income taxes to taxing authorities	$2,150	$2,681

NON-CASH ACTIVITY:
Market value of common units issued to Long-Term Incentive Plan participants upon vesting	$13,680	$—

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Cash flows provided by operating activities	$19,151	$47,821	$145,055	$110,312
Reclamation and mine closing	(512)	(336)	(1,622)	(1,341)
Coal inventory adjustment to market	(473)	(679)	(488)	(687)
Other	(117)	385	(255)	353
Net effect of working capital changes	6,023	(18,602)	(12,405)	(8,240)
Interest expense	3,612	3,936	14,963	15,981
Income taxes	628	239	2,641	2,577

EBITDA	28,312	32,764	147,889	118,955
Depreciation, depletion and amortization	(13,858)	(13,146)	(53,664)	(52,495)
Interest expense	(3,612)	(3,936)	(14,963)	(15,981)
Income taxes	(628)	(239)	(2,641)	(2,577)

Net income	$10,214	$15,443	$76,621	$47,902

EBITDA is defined as income before net interest expense, income taxes and depreciation, depletion and amortization. Management believes EBITDA is a useful indicator of its ability to meet debt service and capital expenditure requirements and uses EBITDA as a measure of operating performance. EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. The Partnership’s method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by the Partnership in different contexts (i.e. public reporting versus computation under financing agreements).

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